As filed with the Securities and Exchange Commission on May 31, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Q32 BIO INC.

(Exact name of registrant as specified in its charter)

Delaware	47-3468154
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

830 Winter Street

Waltham, MA 02451

(781) 999-0232

(Address of Principal Executive Offices, Zip Code)

Q32 Bio Inc. 2017 Stock Option and Grant Plan

Q32 Bio Inc. 2023 Stock Option and Incentive Plan

Q32 Bio Inc. 2024 Employee Stock Purchase Plan

(Full title of the plan)

Jodie Morrison

Chief Executive Officer

Q32 Bio Inc.

830 Winter Street

Waltham, MA 02451

(781) 999-0232

(Name and address of agent for service; Telephone number, including area code, of agent for service)

Copies to:

Kingsley L. Taft, Esq.

Sarah Ashfaq, Esq.

John Haggerty, Esq.

Jacqueline Mercier, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On March 25, 2024, Q32 Bio Inc. (previously named Homology Medicines, Inc.) (the “Registrant”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Q32 Bio Operations Inc. (previously named Q32 Bio Inc.) (“Legacy Q32”) and Kenobi Merger Sub, Inc., a wholly-owned subsidiary of the Registrant (“Merger Sub”), whereby Merger Sub merged with and into Legacy Q32, with Legacy Q32 surviving such merger as a wholly-owned subsidiary of the Registrant (the “Merger”). Upon the closing of the Merger, the Registrant was renamed Q32 Bio Inc.

In connection with the Merger, each option to purchase shares of Legacy Q32 common stock outstanding as of immediately prior to the effective time of the Merger (the “Effective Time”) was assumed by the Registrant and converted, at the Effective Time, into an option to acquire the number of shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”) equal to the number of shares of Legacy Q32 common stock subject to such option as of immediately prior to the Effective Time multiplied by the exchange ratio of 0.048 and rounding that result down to the nearest whole number of shares. The Registrant assumed the Q32 Bio Inc. 2017 Stock Option and Grant Plan (the “2017 Plan”) and each such Legacy Q32 option in accordance with the terms of the 2017 Plan and the terms of each stock option agreement by which such Legacy Q32 option is evidenced.

Accordingly, this Registration Statement registers (i) 1,112,253 shares of Common Stock issuable with respect to Legacy Q32 options assumed by the Registrant pursuant to the Merger Agreement, (ii) 902,331 shares of Common Stock issuable with respect to options granted pursuant to the Q32 Bio Inc. 2024 Stock Option and Incentive Plan (the “2024 Plan”), (iii) 1,937,557 additional shares of Common Stock reserved and available for future issuance under the 2024 Plan and (iv) 120,836 additional shares of Common Stock reserved and available for future issuance under the Q32 Bio Inc. 2024 Employee Stock Purchase Plan. All applicable share amounts reflect the 1-for-18 reverse stock split of the Registrant’s Common Stock that was effected on March 25, 2024 immediately prior to closing of the Merger.

The information contained in the Registrant’s Registration Statements on Form S-8 (Registration No.  333-270398, and 333-224030) together with all exhibits filed therewith or incorporated by reference therein, are hereby incorporated by reference pursuant to General Instruction E.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)

Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 13, 2024 as amended by Amendment No. 1 to our Annual Report on Form 10-K/A filed with the Commission on April  12, 2024;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 9, 2024;

(c)

Current Reports on Form 8-K filed with the Commission on January  3, 2024, March  15, 2024, March  20, 2024, and March  27, 2024 and on Form 8-K/A filed on March 22, 2024 (excluding information furnished pursuant to Items 2.02 or 7.01, or corresponding information furnished under Item 9.01 or included as an exhibit); and

(d)

The description of the Registrant’s Common Stock contained in (i)  the Registration Statement on Form 8-A (File No. 001-38433), filed by the Registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 19, 2018, including any amendments or reports filed for the purpose of updating such description and (ii) Exhibit 4.1—Description of Securities to Amendment No. 1 to our Annual Report on Form 10-K/A, as filed with the Commission on April 12, 2024.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty, provided that such provision shall not eliminate or limit the liability (i) for any breach of the duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which an improper personal benefit was derived.

Our amended and restated bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is fairly and reasonably entitled to indemnification of such expenses.

Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Under the Merger Agreement, from the Effective Time through the sixth anniversary of the date of the Effective Time, we agreed to indemnify and hold harmless each person who was, as of November 16, 2023, the signing date of the Merger Agreement, or had been at any time prior, or who became prior to the Effective Time, a director or officer of our company or Legacy Q32, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, pertaining to claims arising out of the fact that such person was a director or officer of our company or Legacy Q32, at or prior to the Effective Time, to the fullest extent permitted under the DGCL.

Under the Merger Agreement, we agreed not to amend, modify or repeal provisions in our restated certificate of incorporation and our amended and restated bylaws that were in effect as of November 16, 2023, the date of the Merger Agreement, with respect to indemnification, advancement of expenses and exculpation of our present and former directors and officers for a period of six years from the Effective Time in a manner that would adversely affect the rights of such individuals who at the Effective Time were our officers or directors.

In connection with the Merger, we purchased an insurance policy in effect for six years from the Effective Time, providing no less favorable coverage as the prior directors’ and officers’ liability insurance policies maintained by us with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against our current and former officers and directors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Certificate of Incorporation, as currently in effect (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on April 3, 2018 (File No. 001-38433)).

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company—reverse stock split and authorized share increase, dated March 25, 2024 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on March 27, 2024 (File No. 001-38433)).

4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company—name change, dated March 25, 2024 (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on March 27, 2024 (File No. 001-38433)).

4.4	Amended and Restated Bylaws, as currently in effect (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 18, 2020 (File No. 001-38433)).

5.1	Opinion of Goodwin Procter LLP.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Deloitte & Touche LLP, former independent registered public accounting firm.

23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Q32 Bio Inc. 2017 Stock Option and Grant Plan, and form of award agreements thereunder (incorporated by reference to Exhibit 10.8 of the Registrant’s Form 8-K filed on March 27, 2024 (File No. 001-38433)).

99.2	Q32 Bio Inc. 2024 Stock Option and Incentive Plan, and form of award agreements thereunder (incorporated by reference to Exhibit 10.9 of the Registrant’s Form 8-K filed March 27, 2024 (File No. 001-38433)).

99.3	Q32 Bio Inc. 2024 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.10 of the Registrant’s Form 8-K filed March 27, 2024 (File No. 001-38433)).

107	Filing Fee table.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 31st day of May, 2024.

Q32 BIO INC.

By:	/s/ Jodie Morrison
Name: Jodie Morrison Title: Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Jodie Morrison and Lee Kalowski, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

NAME	TITLE	DATE

/s/ Jodie Morrison Jodie Morrison	Chief Executive Officer and Director Principal Executive Officer	May 31, 2024

/s/ Lee Kalowski Lee Kalowski	Chief Financial Officer and President Principal Financial Officer and Principal Accounting Officer	May 31, 2024

/s/ David Grayzel David Grayzel	Director	May 31, 2024

/s/ Diyong Xu Diyong Xu	Director	May 31, 2024

/s/ Isaac Manke Isaac Manke	Director	May 31, 2024

/s/ Arthur Tzianabos Arthur Tzianabos	Director	May 31, 2024

/s/ Kathleen LaPorte Kathleen LaPorte	Director	May 31, 2024

/s/ Mary Thistle Mary Thistle	Director	May 31, 2024

/s/ Mark Iwicki Mark Iwicki	Director	May 31, 2024

Bill Lundberg	Director